                                                                      EXHIBIT 11

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                     (in millions, except per share amounts)

                                                            Year Ended Last Friday in December
                                                     ----------------------------------------------

                                                      1999      1998      1997      1996      1995
                                                     ------    ------    ------    ------    ------
Net earnings                                         $2,618    $1,259    $1,935    $1,648    $1,126
Preferred stock dividends                               (38)      (39)      (39)      (46)      (48)
                                                     ------    ------    ------    ------    ------
Net earnings applicable to common stockholders        2,580     1,220     1,896     1,602     1,078
Interest on convertible debt                              -         -         -         1         1
                                                     ------    ------    ------    ------    ------
                                                      2,580     1,220     1,896     1,603     1,079
                                                     ======    ======    ======    ======    ======

Weighted-average shares outstanding (Basic shares)    368.7     355.6     340.1     346.0     361.2
                                                     ------    ------    ------    ------    ------
Effect of dilutive instruments:
    Employee stock options                             27.9      29.2      29.7      21.9      19.9
    FCCAAP shares                                      15.9      16.6      20.6      19.6      18.7
    Restricted units                                    5.6       4.9       5.3       4.7       2.4
    ESPP shares                                           -         -         -        .1        .1
    Convertible debt                                      -         -        .2        .7        .6
                                                     ------    ------    ------    ------    ------

    Dilutive potential common shares                   49.4      50.7      55.8      47.0      41.7
                                                     ------    ------    ------    ------    ------

Diluted shares                                        418.1     406.3     395.9     393.0     402.9
                                                     ======    ======    ======    ======    ======

BASIC EARNINGS PER SHARE                             $ 7.00    $ 3.43    $ 5.57    $ 4.63    $ 2.98
                                                     ======    ======    ======    ======    ======

DILUTED EARNINGS PER SHARE                           $ 6.17    $ 3.00    $ 4.79    $ 4.08    $ 2.68
                                                     ======    ======    ======    ======    ======



   Note: Basic and diluted earnings per share are based on actual numbers before rounding.